Exhibit 11.1

                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
           FOR THE YEARS ENDED JUNE 30, 1995, 1994 and 1993
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           At June 30,
                                 -------------------------------------
                                     1995          1994        1993
                                     ----          ----        ----
Basis for computation of fully
   diluted earnings per share:

  Earnings (loss) before extra-
   ordinary item and cumulative
   effect of accounting changes,
   as reported                   $    127.1    $     (3.6)  $   (120.0)
  Add interest charges on
   convertible debt                     7.2           7.2          7.2
  Less provision for taxes             (2.8)         (2.8)        (2.7)
                                  ----------   ----------   ----------

  Earnings (loss) before extra-
   ordinary item and cumulative
   effect of accounting changes,
   as adjusted                        131.5            .8       (115.5)
  Extraordinary loss - debt
   retirement                          (6.5)        (25.2)
  Cumulative effect of
   accounting changes                  (5.9)                     (47.1)
                                  ----------   ----------   ----------

  Net earnings (loss) applicable
   to common stock               $    119.1    $    (24.4)  $   (162.6)
                                  ==========   ==========   ==========
Number of shares:

  Weighted average shares
   outstanding                    29,703,259   25,256,999   22,082,053
  Conversion of convertible
   subordinated notes into
   common stock                    1,811,024    1,811,024    1,811,024
                                  ----------    ---------- -----------

  Total common and common
   equivalent shares assuming
   full dilution                  31,514,283   27,068,023   23,893,077
                                  ==========    ========== ===========

Fully diluted earnings (loss)
 per share:

  Earnings (loss) before extra-
   ordinary item and cumulative
   effect of accounting changes   $     4.17   $      .03  $     (4.84)
  Extraordinary loss - debt
   retirement                           (.20)        (.93)
  Cumulative effect of
   accounting changes                   (.19)                    (1.97)
                                  ----------   ----------  -----------

  Net earnings (loss)             $     3.78   $     (.90) $     (6.81)
                                  ==========   ==========   ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.